Filed Pursuant to Rule 433

Registration No. 333-191021

Term Sheet

November 6, 2014

Issuer:	American Honda Finance Corporation

Security:	Floating Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A1 (stable outlook) Standard & Poor’s Ratings Services: A+ (stable outlook)

CUSIP:	02665WAP6

Trade Date:	November 6, 2014

Original Issue Date:	November 12, 2014

Stated Maturity Date:	July 29, 2016

Principal Amount:	$340,000,000

Interest Category:	Regular Floating Rate Note

Interest Rate Basis:	Federal Funds Rate

Designated Federal Funds Page:	The Federal Funds Rate is the rate on the applicable Interest Determination Date as displayed on Bloomberg page FEDL01.

Initial Interest Rate:	To be determined on the Business Day prior to Original Issue Date

Interest Reset Dates:	Each Business Day

Interest Determination Date:	The Business Day preceding each related Interest Reset Date

Interest Rate Cutoff:	2 Business Days prior to each related Interest Payment Date

Interest Payment Frequency:	Quarterly

Interest Payment Dates:	Each January 29, April 29, July 29 and October 29, beginning January 29, 2015, through and including the Stated Maturity Date, short first coupon

Spread:	+30 basis points

Price to Public:	100.00%

Commission:	0.0625%

Net Proceeds to Issuer:	99.9375% / $339,787,500

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following; provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day.

Calculation Agent:	Deutsche Bank Trust Company Americas

Business Days:	Business Day shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and is also a day on which commercial banks are open for business in London.

Governing Law:	New York

Minimum Denominations:	$2,000 and $1,000 increments thereafter

Agent:	Deutsche Bank Securities, Inc.

DTC Number:	573

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

Filed Pursuant to Rule 433

Registration No. 333-191021

This term sheet supplements the prospectus supplement dated February 12, 2014 and the related prospectus dated September 5, 2013; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611.

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